Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity High Income Fund of our reports dated June 14, 2018; Fidelity New Markets Income Fund of our report February 15, 2018; relating to the financial statements and financial highlights included in the April 30, 2018 and December 31, 2017 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts November 21, 2018